JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement") for the joint development, marketing, licensing and/or sale of certain hereinafter defined PSI Technology and Products is made and entered into this 12th day of January, 2015 (the "Effective Date"), by and between Wellness Center USA, Inc., a Nevada corporation ("WCUI"), having its principal address at 1014 E. Algonquin Road, Suite 111, Schaumburg, Illinois 60173, Psoria-Shield, Inc., a Florida corporation ("PSI"), having its principal address at 6408 W. Linebaugh Avenue, Suite 103, Tampa, Florida 33625, and The Medical Alliance, Inc., a Florida corporation ("TMA"), having its principal address at 1710 Beach Road, Atlantic Beach, Florida 32233. WCUI, PSI and TMA are sometimes collectively referred to as the "Parties" or individually as a "Party").

RECITALS:

WCUI is engaged in the business of providing healthcare solutions.

WCUI owns all issued and outstanding shares of PSI.

PSI has developed at its own expense, or may hereafter develop with the other Parties, pursuant to this Agreement, certain proprietary technology and Modifications thereto which PSI believes suitable for application in targeted UV phototherapy devices to healthcare providers for the treatment of skin disorders, as more particularly described in Exhibit A, as amended from time to time during the term of this Agreement ("PSI Technology").

PSI has developed at its own expense, or may hereafter develop with the other Parties, pursuant to this Agreement, and the development plan described in Exhibit B, as amended from time to time during the term of this Agreement (the "Development Plan"), certain products including, but not limited to, the Psoria Light and any and all products into which the PSI Technology is integrated, in whole or in part, that may: (i) represent or result in a Modification of the PSI Technology: (ii) have a principal purpose which is substantially different from that of the stand-alone PSI Technology; (iii) represent or result in a Modification of the functionality or value of any product that integrates the PSI Technology; or (iv) operate in conjunction with or otherwise utilize or complement the PSI Technology ("Products").

TMA has skills, personnel, resources, and/or experience that may be valuable in the further development of the PSI Technology and Products, and the production, marketing, licensing and/or sale of Product(s) derived from the PSI Technology.

The Parties desire to work together in the further development of the PSI Technology and Products, and the production, marketing, licensing and/or sale of Product(s) derived from the PSI Technology, and they desire to establish a joint venture to be conducted through a limited liability company organized under the Illinois Limited Liability Company Act ("Act") for the purposes and in accordance with the provisions of this Agreement, and to provide for their respective rights and obligations with respect to the joint venture.

NOW, THEREFORE, in consideration of the foregoing Recitals and the respective representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Formation of Joint Venture.** The Parties hereby form and establish a joint venture known as the "PDC Joint Venture" (the "Venture"). The operations of the Venture will be conducted through an Illinois limited liability company to be known as Psoria Development Company ("PDC"). The purpose, scope and business of PDC will be the joint development, marketing, licensing and/or sale of PSI Technology and Products. Such purpose will not be modified or extended by implication or otherwise beyond the purposes set forth herein, except with the prior written consent of the Parties. PDC will serve as the sole entity through which the Parties will conduct all of the Venture's operations. PDC will be formed and governed by Articles of Organization and an Operating Agreement in form mutually acceptable to each of the Parties. The Parties agree to execute the Articles, the Operating Agreement, and any and all other related certificates or documents, and to complete such filings, recordings and other acts, including the filing or recording of the Articles, to comply with all applicable laws. The principal office of PDC will be located at the offices of WCUI, and PDC's records will be maintained in its principal office or such other place within the State of Illinois as PSI and TMA may jointly designate from time to time. PSI and TMA will be the members of PDC and each will own fifty percent (50%) of the limited liability interests in PDC. Each of the Parties will be a manager of PDC. Day-to-day operations of PDC will be managed by mutual agreement of PSI and TMA. In the event of any dispute or deadlock between PSI and TMA regarding any day-to-day operational matter, the matter will be submitted to WCUI and its determination will be conclusive and binding for all purposes. A two-thirds majority approval by the managers will be required for any amendment of the Articles of Organization or Operating Agreement, any removal or change in managers, and any merger, reorganization, recapitalization, consolidation, dissolution or bankruptcy filing by PDC or the sale of all or substantially all of the assets of PDC.

2. **Term and Fiscal Year.** The Venture will commence on the date hereof and continue until the first to occur of the following: (i) the fifth anniversary of the Effective Date; (ii) termination in accordance with the terms of this Agreement or as provided by law; or (iii) separate written agreement to terminate signed by each Party. The fiscal and accounting year of the Venture will be the calendar year.

3. **Capital and Other Contributions.**

A. PSI and TMA each agree to make an initial cash contribution of $500.00 as a capital contribution to PDC and in consideration of the limited liability company interests to be issued to them upon formation of PDC. Such capital contributions will be used for working capital and general business operations of the Venture. No additional capital contribution may be made by PSI or TMA without the mutual agreement of the Parties.

B. No interest or additional share of profits will be paid or credited to PSI or TMA on their capital accounts, or on any undistributed profits or funds left on deposit with PDC, provided, however, that nothing herein contained will be construed to prevent or prohibit the

payment of interest on account of loans, if any, made by any Party to PDC in furtherance of the Venture. Additional capital contributed by any Party in excess of its proportionate share will be deemed a loan. Loans, if any, made by any Party to PDC in furtherance of the Venture, may be made only with the agreement of the other Parties and in the manner hereinafter described, and will not increase any Party's capital contribution or capital account, but will be a debt due from PDC and repaid accordingly. No part of any capital contribution may be withdrawn by any Party except insofar as such withdrawal will be made as part of a pro-rata distribution to all Parties.

C. In addition to any cash contributions by the Parties, PSI will provide the PSI Technology and PSI Property to PDC pursuant to a License as described in Section 5 and TMA will provide Services and Deliverables as described in the Development Plan, as amended from time to time during the term of this Agreement.

4. Financing. The Parties acknowledge that WCUI will fund $50,000.00 to PDC upon formation of PDC, in furtherance of the Venture, and upon terms and conditions, and pursuant to a note, acceptable to all of the Parties. WCUI will provide such funding within five business (5) days after execution of the Agreement. Funding will be deposited to a PDC control account as mutually agreed to by the parties. The Parties further acknowledge that from time to time additional financing may be required to provide working capital for PDC operations, in such amounts, upon such terms and conditions, and pursuant to notes, acceptable to all of the Parties. Upon request of the managers of PDC, a Party may, but will not be required to, provide a loan in favor of PDC in an amount, upon such terms and conditions, and pursuant to a note, acceptable to all of the Parties. Each such advance will be completed within thirty (30) days following the request by the managers of PDC. If, at the expiration such thirty (30) days, any Party refuses or fails to make an advance, each remaining Party may, within ten (10) days after the expiration of such thirty (30) day period, advance that portion of the remaining requested advance. Each advance will be upon terms and conditions, and evidenced by a note, acceptable to all of the Parties.

In lieu of any further advances by the Parties, the Parties may agree to procure from time to time on behalf of the Venture such financing as may be determined reasonable and necessary from Third Parties or acceptable financial institutions, in such amounts, and upon terms and conditions, and pursuant to notes, acceptable to each of the Parties. The proceeds of any such financing will be used for working capital and general business operations of PDC.

5. License.

A. Subject to the terms and conditions of this Agreement, PSI will grant to PDC, solely for its use in furtherance of the purposes of the Venture, a non-exclusive, nontransferable license, in form acceptable to all of the Parties (the "License"), without the right to sublicense, except as provided herein and below, to: (i) use the PSI Technology and PSI Property for purposes specified in this Agreement and the Development Plan; and (ii) make Modifications to the PSI Technology for the purpose of creating Derivative Works in the form of Product(s) and/or System(s).

B. Except as provided in this Agreement, neither PDC nor TMA will have any right

to use, disclose or distribute PSI Technology, PSI Property, Products, or Derivative Works developed under the License. PDC and TMA will use the PSI Technology and PSI Property solely for the purpose of creating Product(s) and/or System(s) in accordance with the Development Plan, and marketing and selling the Product(s) and/or System(s) within the Fields of Use. PDC may sublicense and deliver a copy of the PSI Technology to Third Parties (i) only in association with the delivery and sublicensing of Product(s) and/or System(s); (ii) solely for the purpose of enabling such Third Parties to support development of Product(s) and/or System(s); (iii) solely within the Fields of Use; and (iv) only with PSI's prior written approval. Every such sublicense will be made subject to terms, conditions, and limitations relating to ownership, use, compatibility, and confidentiality of the PSI Technology and PSI Property substantially similar to those terms contained herein, which will include making PSI a third party beneficiary to any such sublicense, and will not exceed any of the restrictions on Fields of Use or other limitations set forth in this Agreement.

C. PSI will cooperate with PDC and TMA to identify any Modifications which are necessary to develop or commercialize the PSI Technology and Products, and PSI will use reasonable efforts to facilitate PDC's and TMA's efforts in making such changes. PDC and TMA will report all such Modifications to PSI no later than thirty (30) days after making any Modifications to the PSI Technology or Product.

D. PDC and TMA will inform PSI promptly, and no later than it informs any Third Party, of any defects identified in the PSI Technology or Products. PSI will correct such defects at PSI's expense, which corrections are Modifications as defined herein. PSI will make all such Modifications promptly available to PDC and TMA free of all restrictions not later than ten (10) days after they are made. PSI will solely own all such Modifications.

E. PSI will grant to PDC, under and to the extent of PSI's Intellectual Property Rights, a non-exclusive, non-transferable license to: (i) use the Documentation for internal development purposes, (ii) copy, use and modify the Documentation to create technically accurate Documentation (which must include all the relevant PSI copyrights, notices, and marks), (iii) translate the Documentation into other languages, and (iv) distribute such translated or modified Documentation in connection with distribution of the Product(s) and/or System(s).

F. PSI agrees that it will not grant a License to the PSI Technology or PSI Property to any individual or entity other than PDC within the Fields of Use, as long as this Agreement is in effect. These non-exclusive License grants will be solely between PSI and PDC, and PSI retains all ownership and rights to the PSI Technology and PSI Property licensed and granted to PDC, including the right to make Modifications to thereto within the Fields of Use.

G. PDC agrees and acknowledges that PSI makes no warranties or representations regarding the fitness, worth, accuracy, marketability, patentability or further patentability, merchantability or any other warranty regarding PSI Technology or PSI Property except as herein stated.

6. Ownership and Reservation of Rights.

A. PSI will own all right, title, interest, and all Intellectual Property Rights and proprietary rights of every kind whatsoever in and to PSI Technology, all PSI Property (subject to the License rights granted under this Agreement), PSI Intellectual Property, PSI Marks, all Modifications and Development Plan Deliverables and data developed by PDC or TMA in performance of the Development Plan and commercialization of the Product(s), all of which will be acknowledged as Derivative Works of PSI Technology, and to which PDC and TMA will assign all right, title and interest in rights thereto of any kind to PSI; and all Documentation of PSI Technology, and Development Plan deliverables and data developed by PDC or TMA in performance of the Development Plan and commercialization of the Product(s) and/or System(s).

B. Except for the License to be granted under this Agreement, neither PDC nor TMA will obtain any ownership or other Intellectual Property Rights in the PSI Property. Neither PDC nor TMA will at any time adopt or use, without PSI's prior written consent, which may be withheld by PSI, in its sole and absolute discretion, any PSI Mark or variation of the PSI Marks, or any mark likely to be similar to or confused with any of the PSI Marks. Any and all goodwill arising from any use by PDC or TMA of the PSI Marks will inure solely to the benefit of PSI, and neither during nor after the termination of this Agreement will PDC or TMA assert any claim to the PSI Marks or associated goodwill. Neither PDC nor TMA will modify or remove any notices or legends identified as proprietary and placed on or contained within PSI Property. Neither PDC nor TMA will place any marks on PSI Technology or the Deliverables, unless such mark is set out and agreed to in the Development Plan. PDC and TMA each will include in the Deliverables, Products, Modifications, and other work product under this Agreement such Intellectual Property Rights notices, restricted use and other proprietary legends as requested by PSI, and neither will modify, obscure or remove such notices and legends. PDC and TMA will each acknowledge that except as expressly required for the performance of Services under the Development Plan, neither of them may use, copy, make Derivative Works of, or license, sell, distribute, lease or otherwise provide the PSI Technology, PSI Products, Modifications, or any other Deliverable or Product developed under this Agreement to any Third Party, without PSI's written consent.

C. At PSI's request, PDC and TMA will execute any and all documents and perform any and all acts that PSI may reasonably require in order to perfect PSI's rights pursuant to this Section, or to apply for, obtain, and vest in the name of PSI alone all patents, copyrights, trademarks, or other similar protection for any PSI Property, and, when so obtained or vested, to maintain, renew, and restore the same.

D. Subsequent to and upon the condition of PDC developing the Product(s) and/or System(s), PSI will grant to PDC without any further action required a non-exclusive, royalty bearing, non-transferable, right and license to market, distribute and sell the Product(s) and/or System(s). PSI agrees that it will not grant a similar License to any other Third Party for the term and duration of this Agreement within the Fields of Use set forth in the Development Plan. Such License will be granted "AS IS" without any warranties, express or implied, including implied warranties of merchantability or fitness for a particular purpose. PDC will agree not to appoint

distributors with rights to sell the Product or Products without the written consent of PSI.

7. TMA's Services.

A. TMA will provide to the Venture management and technical Services to develop, market and license and/or sell the PSI Technology and Products and to deliver the Deliverables pursuant to the Delivery Schedule described in the Development Plan, as amended from time to time during the term of this Agreement.

B. TMA acknowledges that earnest and regular promotion efforts are essential to the successful development, marketing, licensing and/or sale of the PSI Technology and Products within the Fields of Use, and will make its best commercially reasonable efforts to promote, develop, obtain FDA and other required regulatory approvals and permits, advertise, market and license and/or sell the Product(s). TMA will provide active and continuous sales representation for the Products and will assist PSI and PDC in identifying and maintaining adequate manufacturing and distribution resources to ensure that an adequate supply of Products are available to meet the domestic and international demand for the Products.

C. TMA will have discretion in marketing Product(s), provided that it complies with the terms of this Agreement and the Development Plan. PDC and PSI will have the right to advise TMA on markets, provide market intelligence and other information to TMA, advise it on applications and potential licensees and buyers and make other suggestions, but TMA will have the sole discretion to market the Product(s) and make sales, subject to an allocation of licensing and/or sales revenues as set forth in the Development Plan, as amended from time to time during the term of this Agreement.

8. Allocation of Profits, Losses and Cash Distributions. Except as may otherwise be set forth in this Agreement and the Development Plan, or pursuant to the terms and conditions of the Operating Agreement, profits and losses, rents, royalties and other income, operating expenses and interest expenses arising from or relating to operation of the Venture through PDC, will be allocated to each Party in accordance with their respective interests. The terms "profits" and "losses" as used in this Agreement will have the meaning set forth in the Operating Agreement.

9. Expenses. Except as may otherwise be set forth in this Agreement and the Development Plan, or pursuant to the terms and conditions of the Operating Agreement, all expenses of the Venture's business operations will be paid from PDC's profits and losses, rents, royalties and other income, or from capital contributions of financing proceeds procured by the Parties on behalf of the Venture pursuant to the terms and conditions of this Agreement or the Operating Agreement. Each Party will be responsible for payment of its own expenses arising from or relating to its own office space or management, administration costs, and legal and other professional services, except as otherwise provided in this Agreement or the Operating Agreement.

10. Management. Except to the extent provided in Section 1, the Parties will have full power of management and control of the Venture's business operations and will perform, or cause to be performed, all services necessary to the conduct of the Venture business operations,

all pursuant to the terms and conditions of this Agreement and the Operating Agreement, other than as specified in the Operating Agreement. Except to the extent of any employment, consulting or other written agreement in form acceptable to each of the Parties, no Party or affiliate of a Party will receive compensation for services rendered pursuant to this Agreement, but each will be entitled to reimbursement of reasonable expenses in connection with the business of the Venture. Each Party is authorized and vested with full power to perform any and all acts necessary to carry out the purposes of the Venture. No Party will be liable, responsible or accountable in damages or otherwise to any of the other Parties, or their successors or assigns, for any acts performed within the scope of the authority conferred by this Agreement, provided it will act in good faith and will not be guilty of willful misconduct, fraud or gross negligence.

11. **Outside Activities.** Any Party may engage in, or possess an ownership interest in, any other business activity, venture or entity of any nature, kind or description, except as otherwise provided in this Agreement or the Operating Agreement.

12. **Banking, Books and Records.** All funds of the Venture will be deposited in its name in accounts at such financial institutions as may be designated by the Parties. The Parties will have the right to draw checks thereon and make, deliver, accept and endorse negotiable instruments in connection with Venture business. Accurate books, records and accounts will be maintained by the Venture showing its assets, liabilities, operations, transactions and financial condition. The Parties will designate the methods of accounting and tax elections available to the Venture, provided that the same are consistent with generally accepted accounting principles. The Venture books will be maintained at the principal office of the Venture and each Party will, at all reasonable times, have the right to inspect and copy same. Each Party will receive a monthly financial report of Venture operations, prepared in accordance with generally accepted accounting principles.

13. **Transfer of Interests; Options.** No Party may sell, transfer, assign, pledge, encumber, hypothecate or convey any part or all of its interest in the Venture or PDC, except to the extent and in the manner set forth in the Operating Agreement.

14. **Rights of Transferees and Successors.** Any person acquiring or claiming an interest in the Venture or PDC, in any manner whatsoever, will be subject to and bound by all terms, conditions and obligations of this Agreement and the Operating Agreement, without regard to whether such person has executed a counterpart hereof or any other document contemplated hereby. No person, including the legal representatives, successors, heirs, beneficiaries or legatees of a deceased, dissolved, incompetent, bankrupt or insolvent Party will have any rights or obligations greater than those set forth in this Agreement and the Operating Agreement and no person will acquire an interest in the Venture or PDC, become a Party or a member of PDC, except as permitted by the terms of this Agreement and the Operating Agreement.

15. **Confidential Information, Developments, Non-Competition and Non-Solicitation.**

A. Each Party recognizes and acknowledges that it will be necessary for the Parties to acquire and share trade secrets or confidential information of or concerning the Venture, PDC, the PSI Technology and Products, Systems, Licensed Products, Licensed Systems, PSI Property,

Modifications, and Derivative Works, such as the business model, business plans, methods of operation, business and marketing techniques, strategies and developments, sales volume, sales methods, identity of customers, suppliers and prospective customers and suppliers, profit and loss information, margins, credit and other sales terms and conditions, computer programs, system documentation, special hardware, related software development, manuals, formulae, processes, methods, business transaction strategy, ideas, improvements, inventions, personnel, pricing and account information, information concerning litigation or pending litigation, any communications subject to the attorney-client privilege as to the Venture's attorneys, or any other confidential or proprietary information or trade secret concerning the business or affairs of the Parties, the Venture and PDC (the "Confidential Information"). Confidential Information will not include any information known generally to the public or known to the Party prior to the date of this Agreement or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Venture.

B. Each Party acknowledges and agrees that: (i) the Confidential Information is the property of the Venture; (ii) the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Venture; (iii) it is essential to the protection of the Venture's good will and to the maintenance of the Venture's competitive position that the Confidential Information be kept secret; and (iv) except to the extent authorized in writing by the Venture or required by any court order, during or subsequent to the term of this Agreement a Party will not, directly or indirectly, disclose to any person or entity or make use of any Confidential Information, whether for the Party's own account or for the account of others, for any purpose whatsoever other than the performance of services to Venture.

C. Each Party acknowledges and agrees that all Venture property, including Confidential Information, keys, credit cards, books, manuals, records, reports, notes, contracts, customer and supplier lists, and other information defined as confidential and proprietary in any other agreement between the parties, copies of any of the foregoing, and any equipment furnished to the Party by the Venture, belong to the Venture and will be promptly returned to the Venture upon termination of this Agreement.

D. All ideas, inventions, trademarks, Modifications, Derivative Works, and other developments or improvements conceived or developed by a Party, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the Venture's business operations, or that relate to any Venture work or projects, or to the PSI Technology and Products, will be conclusively presumed to have been created for or on behalf of the Venture as part of the Party's services to or on behalf of the Venture ("Developments"). Each Party will disclose promptly to Venture any and all such Developments. Such Developments are the exclusive property of the Venture without the payment of consideration therefor, and each Party hereby transfers, assigns and conveys all of the Party's right, title and interest in any such Developments to the Venture and agrees to execute and deliver any documents that the Venture deems necessary to effect such transfer on the demand of the Venture. Each Party agrees to assist the Venture, at its expense, to obtain patents on any such patentable Developments, and agrees to execute all documents necessary to obtain such patents in the name of the Venture. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Venture was used and which was developed entirely on the Party's own time unless: (1) the invention relates (a) to the business of

the Venture or (b) to the Venture's actual demonstratively anticipated research or development, or (2) the invention results from any work performed by the Party for the Venture.

E. Each Party recognizes and understands that the Party's duties for or on behalf of the Venture or PDC may include the preparation of materials, including written or graphic materials and other Developments, and that any such materials conceived or written by the Party will be done as "work made for hire" as defined and used in the Federal Copyright Act, 17 U.S.C. § 101. In the event of publication of such materials, the Party understands that since such work is "work made for hire," the Venture will solely retain and own all rights in such materials, including any right of copyright.

F. Each Party acknowledges that, in the course of Party's relationship with the other Parties, the Venture and PDC, it will become familiar with the others' trade secrets and with other Confidential Information concerning the Parties, the Venture and PDC and that the Party's services will be of special, unique and extraordinary value to Venture. Therefore, each Party agrees that it will not, during the term of this Agreement and for a period expiring one (1) year after the date of termination thereof, without the prior written approval of the other Parties, and PDC, anywhere in the United States, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, member, shareholder, manager, employee, partner, investor, lender, or otherwise, of any Competing Organization within such geographic limits as the other Parties, the Venture, PDC and said Competing Organization are, or would be, in actual competition; provided, however, that nothing in this Section 15 (F) will prohibit any Party from owning stock or other securities of a publicly-traded Competing Organization amounting to less than five percent (5%) of the outstanding capital stock of such Competing Organization.

G. Each Party agrees that, while providing services to the Venture or PDC pursuant to this Agreement or the Operating Agreement, and for a period of one (1) year after the termination of this Agreement, such Party will not, directly or indirectly, on such Party's own behalf or on behalf of any other person, firm, corporation or other entity, solicit, divert, or take away, or attempt to solicit, divert or take away, any customer, prospective customer, supplier or employee of any other Party, the Venture or PDC, or any person or entity who was a customer, prospective customer, supplier or employee of another Party, the Venture or PDC, at any time during the six (6) months preceding the termination of the Party's relationship with the Venture.

H. Each Party acknowledges that the restrictions on its activities set forth in this Section 15, and the duration, subject and territorial scope thereof, are, under all of the circumstances, reasonable and necessary to safeguard the ability of the Venture to realize the benefit of its bargain and goodwill in connection with this Agreement and to safeguard the Confidential Information and competitive position in the marketplace. Each Party further acknowledges that the above-mentioned restrictions are a material inducement to the Venture contracting with the Party hereunder.

I. If any Party breaches, or threatens to commit a breach of, this Agreement, each other Party, the Venture and PDC will have in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right and remedy to have this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the other Parties, the Venture and PDC, for which money damages alone will not prove adequate remedy; and each

such Party, the Venture and PDC may exercise its rights and remedies under this Agreement without the necessity of proving actual damages or posting bond.

J. From and after the date hereof, each Party will refrain at all times from making any disparaging statements, either orally or in writing, to any person or entity about or relating to any Party, the Venture, PDC, or any of their respective officers, directors, members, managers, partners, employees, agents or representatives. As used herein, the phrase "disparaging statements" will not include statements required to be made in compliance with applicable law, or made in the proper course of enforcement of the terms of this Agreement or any other agreement made between the parties.

K. The provisions of this Section 15 will survive the termination of this Agreement and each Party's performance of services hereunder indefinitely.

16. Termination and Dissolution.

A. The Venture will be dissolved as of the effective date of termination and upon dissolution, the Venture affairs will be wound up by the Parties with reasonable speed, the assets of the Venture will be sold within a reasonable period of time with a view towards obtaining fair value therefor, and thereupon the proceeds of sale and other assets of the Venture remaining after payment of liabilities in the order of priority set forth in the Act (including liabilities to Parties pursuant to loans made to the Venture will be distributed among the Parties in accordance with their Interests, and pursuant to the terms and conditions of the Operating Agreement.

B. Unless a majority of Parties agrees otherwise, the occurrence of any one of the following events will cause an immediate dissolution of the Venture:

(i) The merger, reorganization, recapitalization, consolidation, dissolution or bankruptcy filing by or against any of the Parties, the Venture, or PDC, or the sale of all or substantially all of the assets of any Party, the Venture or PDC, provided that if such assets are sold in a transaction in which any portion of the sale price is deferred, the Venture and/or PDC will not be dissolved until the entire deferred portion of the sale price has been received; or

(ii) The majority decision of the Parties to dissolve the Venture; or

(iii) Any material breach or any refusal or failure to perform any act or action agreed or required to be performed by any Party pursuant to this Agreement, the Operating Agreement or any other agreement, instrument or document arising from or relating to this Agreement including, but not limited to, any License, if such failure to breach, refusal or failure continues uncured for a period of thirty (30) days following written notice thereof delivered by any other Party, the Venture or PDC; or

(iv) As otherwise provided pursuant to the terms and conditions of this Agreement or the Operating Agreement.

17. Notice. Any notice which any party hereto may desire or may be required to give to any other party hereto will be in writing, and will be deemed given (i) if and when personally

delivered, (ii) upon receipt if sent by a nationally recognized overnight courier addressed to a party at its address set forth below, or (iii) on the third (3rd) business day after being deposited in United States registered or certified mail, postage prepaid, addressed to a party at its address set forth below, or at such other place as such party may have designated for itself by notice in writing in accordance herewith (but service or delivery of courtesy copies will not be required), or (iv) upon transmittal if sent by email, fax or other electronic transmission:

If to WCUI:	Wellness Center USA, Inc. 1014 E. Algonquin Road, Suite 111 Schaumburg, Illinois 60173 Email: ____________________
If to PSI:	Psoria-Shield, Inc. 6408 W. Linebaugh Avenue, Suite 103 Tampa, Florida 33625 Email: ____________________
If to TMA:	The Medical Alliance, Inc. 1710 Beach Road Atlantic Beach, Florida 32233 Email: ____________________

18. Indemnification.

A. The Venture and PDC (to the extent of their respective assets) will indemnify, defend and hold each Party and their respective officers, directors, members, shareholders, managers, employees and agents, and each of them, harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Venture and PDC, provided that such Party, or such officer, director, member, shareholder, manager, employee and agent, and each of them, is not guilty of gross negligence, fraud or willful misconduct and was acting in good faith within what it reasonably believed to be the scope of his authority for a purpose which it reasonably believed to be in the best interests of the Venture and PDC.

B. In the event the Venture or PDC is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Party's personal obligations or liabilities unrelated to the business of the Venture or PDC, such Party will indemnify and reimburse the Venture and PDC for all such loss and expense incurred, including reasonable attorneys' fees, and the interest of such Party in the Venture or PDC may be charged therefor.

19. Claims and Disputes. The Parties agree that dissolution of the Venture or PDC will not be a prerequisite to bringing or asserting any claim or seeking an accounting of the Venture or PDC, or an accounting by either of the Parties against one another to enforce the terms of this Agreement, or the Operating Agreement. All controversies, claims, disputes and other matters in question between the Parties arising out of or relating to this Agreement, or the Operating Agreement, will be submitted to arbitration in accordance with the rules of the American

Arbitration Association then in effect and in the manner provided pursuant to the terms and conditions of the Operating Agreement.

20. Definitions. To the extent not otherwise defined herein, capitalized terms will have the meaning set forth in Exhibit C.

21. General Provisions.

A. Subject to the provisions of this Agreement restricting assignment, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, legatees, beneficiaries, appointees and legal representatives.

B. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which taken together will be deemed one Agreement.

C. All Section titles and captions contained herein are for convenient reference only and will not be deemed a part of the context of this Agreement.

D. If any provision of this Agreement will be determined to be invalid, unconstitutional or otherwise illegal, such provision will be stricken herefrom, and this Agreement will continue in full force and effect as to all remaining provisions.

E. This Agreement, including all Exhibits, represents the entire agreement and understanding of the parties hereto and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein.

F. This Agreement may not be amended or modified except by the unanimous written consent of all Parties. Any such supplemental or amendatory agreement will be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement.

G. The Parties will execute and deliver such further instruments and do such further acts as may be required to carry out the intent and purpose of this Agreement. The use of the masculine, feminine or neuter gender and the use of the singular and plural will not be given the effect of any exclusion or limitation herein; and the use of the word "person" or "party" will mean and include any individual, trust, corporation, partnership or other entity. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any creditors of the Parties.

H. Except as otherwise provided herein, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by the Parties, and if the Parties do not agree within thirty (30) days after the date of notification of

a request for such arbitration made by either of the Parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator's award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof. Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys' fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

I. This Agreement will be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party's execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such party at the address and in the manner set forth in Section 17 of this Agreement and service so made shall be deemed to be completed upon the earlier of actual receipt or three days after the same shall have been posted to such party's address.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.

Wellness Center USA, Inc.:

By: [signature]
President

Psoria-Shield, Inc.:

By: [signature]
President

The Medical Alliance, Inc.:

By: [signature]
President
Managing Director

EXHIBIT A – PSI TECHOLOGY

To be provided by the Parties

EXHIBIT B – DEVELOPMENT PLAN

To be provided by the Parties within 60 days of the Effective Date and to address and assign the Parties' respective responsibilities to:

1. Assemble technical and engineering knowledge/software;
2. Determine manufacturing requirements/costs;
3. Establish manufacturing protocols;
4. Establish supply/ordering procedures;
5. Determine FDA, ISO and CE marking requirements;
6. Develop market data/marketing material/ key personnel and Product users;
7. Establish sales channels / personnel/policy;
8. Provide product manufacturing delivery schedule;
9. Provide sales projections;
10. Institute an accounting method to properly reflect the transfer price from PDC to PSI and to provide PSI the ability to "book" the sales revenue on units sold; and
11. Incorporate and implement GAAP between PDC, PSI and TMA, so as to form a functional entity.

EXHIBIT C – DEFINITIONS

To the extent not otherwise defined in the Agreement, capitalized terms used in the Agreement will have the following meanings:

a. *"Competing Organization"* means any proprietorship, partnership, joint venture, corporation, limited liability company or other entity, whether for profit or not for profit, that is engaged in the business of developing, producing, marketing, licensing and/or selling targeted UV phototherapy devices to healthcare providers for the treatment of skin disorders.

b. *"Deliverable(s)"* means the First Article, work, documentation, software, hardware, materials, Product(s) and all other tangible information and materials required to be delivered by any Party pursuant to this Agreement or the Development Plan set forth in Exhibit B, as amended from time to time hereafter.

c. *"Delivery Schedule"* means the schedule of times and milestones described in the Development Plan set forth in Exhibit B and which govern time of delivery of Deliverables.

d. *"Derivative Work(s)"* means: (i) for material subject to copyright or mask work right protection, any work which is based upon one or more pre-existing works of PSI Technology, such as a revision, Modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted, (ii) for patentable or patented materials, any adaptation, subset, addition, improvement or combination of the PSI Technology, and (iii) for material subject to trade secret protection, any new material, information or data relating to and derived from the PSI Technology, including new material which may be protectable by copyright, patent or other proprietary rights, and, with respect to each of the above, the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

e. *"Fields of Use"* means the relevant market segments, product areas and/or uses identified in the Development Plan set forth in Exhibit B, as amended from time to time hereafter.

f. *"First Article"* means the first Product(s) or System(s) TMA produces prior to the first sale of a Product or System that reflect TMA's capability to produce Product(s) or System(s) in quantity at a level of commercial quality acceptable to the Parties, and which TMA will submit to the Parties for acceptance under this Agreement and pursuant to the Development Plan set forth in Exhibit B.

g. *"Intellectual Property Rights"* means, on a world-wide basis, any and all of PSI's (i) rights associated with works of authorship including, without limitation, copyrights and mask-works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, designs, algorithms, know-how, computer system assembly, and other industrial property rights; (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license, or otherwise; and

(vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing); and (vii) PSI's Marks.

h. *"License"* means any license granted expressly under this Agreement.

i. *"Licensed Product(s)"* or *"Licensed System(s)"* means Product(s) or System(s) subject to a License under this Agreement.

j. *"Modifications"* means any and all updates, enhancements, improvements, variations, fixes, adjustments, adaptations, and any other changes, regardless of how nominal, to the PSI Technology which 1) TMA makes to the PSI Technology; 2) PSI licenses to TMA as part of the PSI Technology; and/or 3) PSI makes to the PSI Technology and transmits to TMA under this Agreement subject to the Licenses hereunder.

k. *"PSI Marks"* means PSI's name and any of its trademarks, service marks, trade names, service names, domain names, logos, icons, and graphic images owned by PSI and provided by PSI to TMA for use pursuant to this Agreement.

l. *"PSI Property"* means PSI Technology, Intellectual Property, Modifications, all PSI data, technology, or other tangible records, data or material PSI delivered to TMA at any time under this Agreement, and all Derivative Work(s), data, material, Product(s), or other data or material PSI owns.

m. *"PSI Technology"* means the Technology developed by PSI, at its own expense, or in combination thereof, as more particularly identified in Exhibit A, and Modifications thereto.

n. *"Services"* means services TMA performs under the Development Plan in the process of implementing the Development Plan, and other services TMA performs as required hereunder.

o. *"Specifications"* means any design specifications for the Product(s) and/or System(s) set forth in the Development Plan described in Exhibit B, as amended from time to time hereafter.

p. *"System(s)"* means Product(s) in which the PSI Technology is integrated.

q. *"Territory"* means the geographic area(s) to which PDC or TMA is limited for marketing and selling the Product(s) and/or System(s) pursuant to the Development Plan.

r. *"Third Parties"* means any persons or entities other than the Parties.